Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-215583) Form S-4 (Nos. 333-222931 and 333-222934), and Form S-8 (Nos. 333-209862 and 333-217197) of Equity Bancshares, Inc. of our report dated March 16, 2018, with respect to the consolidated financial statements of Equity Bancshares, Inc., appearing in this Annual Report on Form 10-K.

/s/ Crowe Chizek LLP

Dallas, Texas

March 16, 2018